Exhibit 3.5

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ASPEN NEUROSCIENCE, INC.

Aspen Neuroscience, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.
The name of the Corporation is Aspen Neuroscience, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware under the name Aspen Biosciences, Inc. on May 18, 2018.
2.
Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is amended by adding the following new paragraph immediately following the first paragraph:

“Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware and its becoming effective pursuant to the General Corporation Law (the “Effective Time”), each 9.8821 shares of Common Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time shall automatically be reclassified into one fully paid and nonassessable share of Common Stock without further action by the Corporation or any holder thereof (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and any fractional shares resulting therefrom shall be rounded up to the nearest whole share. All rights, preferences and privileges of the Common Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Certificate of Amendment.”

3.
This Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly authorized and adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the Delaware General Corporation Law, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Aspen Neuroscience, Inc. has caused this Certificate of Amendment to be signed by the undersigned, a duly authorized officer of the Corporation, on October 23, 2026.

ASPEN NEUROSCIENCE, INC.

By:	/s/ Damien McDevitt
Damien McDevitt, Ph.D., Chief Executive Officer